                                                                    EXHIBIT 99.2

                                                                    NEWS RELEASE

                 Progress Energy Announces Third Quarter Results

RALEIGH, N.C. (October 18, 2002) - Progress Energy [NYSE: PGN] today reported consolidated ongoing earnings of $1.53 per share for the third quarter compared with $1.34 per share for third quarter 2001. Reported GAAP consolidated net income was $151.9 million, or $0.71 per share, for the quarter compared with $366.4 million, or $1.78 per share, for the third quarter of 2001. The one-time after-tax charge impacting 2002 was $224.8 million, or $1.04 per share, resulting from the writedown of the company's telecommunications investments in Progress Telecom, CaroNet and Interpath. The company's synthetic fuel investments create intra-period tax allocations that increased reported GAAP earnings per share by $0.18 for the quarter and CVO mark-to-market adjustments that increased earnings per share by $0.04.

Year-to-date, ongoing earnings were $3.12 per share compared with $2.96 per share for 2001. Reported GAAP earnings for the first nine months of 2002 were $1.89 per share compared with $3.13 per share for 2001.

A number of factors drove the year-over-year increase in ongoing earnings of $0.19 per share for the third quarter. First, customer growth and usage and improved weather resulted in higher sales. Second, depreciation expense and interest charges were lower. Third, goodwill amortization has been eliminated. Partially offsetting these positive factors were higher O&M expenses related to increased benefit costs and decreased pension credits. Also, the common stock issued in August 2001 and in April 2002 as part of the Westchester Gas acquisition resulted in dilution.

----------------------------------------------------------------------------------------
                              Progress Energy, Inc.
                          Reconciliation of Ongoing EPS
                               September 30, 2002
----------------------------------------------------------------------------------------
                                              Q3 2002      Q3 2001   YTD 2002   YTD 2001
----------------------------------------------------------------------------------------
Ongoing earnings                              $  1.53    $    1.34   $   3.12   $   2.96
Intra-period tax allocation                      0.18         0.36      (0.19)      0.13
CVO mark-to-market                               0.04         0.08       0.10       0.04
One-time charge /(1)/                           (1.04)                  (1.04)
One-time retroactive revenue impact /(2)/          --           --      (0.10)        --
                                              -------    ---------   --------   --------
Reported earnings                             $  0.71    $    1.78   $   1.89   $   3.13
                                              =======    =========   ========   ========

Average shares outstanding (000s)             216,079      205,866    214,700    201,925
----------------------------------------------------------------------------------------
/(1)/ Writedown of Progress Telecom, CaroNet, and Interpath investments.
/(2)/ Due to Florida Power's rate settlement.
----------------------------------------------------------------------------------------

SIGNIFICANT DEVELOPMENTS

Progress Energy Announces Sale of NCNG

         Progress Energy announced an agreement to sell North Carolina Natural Gas (NCNG) to Piedmont Natural Gas for approximately $425 million in cash. The company plans to use the net proceeds from the sale to pay down debt. The deal is expected to close by mid-2003.

Progress Ventures Secures Long-term Contracts

         Progress Ventures signed two long-term contracts to provide peaking generation capacity to load-serving wholesale customers. One contract, beginning June 1, 2004, and ending May 31, 2008, includes 153 MW of capacity and energy from a Rowan County simple-cycle natural-gas-fired plant. The other contract includes 100 MW of capacity and energy for 2003 and 150 MW for 2004. Progress Ventures will meet the terms of this agreement through a combination of resources, including the Rowan County plant. These agreements support the company's strategy of securing long-term contracts for its non-regulated generation. For 2002, 2003 and 2004, Progress Ventures has 90 percent, 68 percent and 74 percent, respectively, of its non-regulated generation capacity under contract.

North Carolina Franchise Tax

         The North Carolina legislature adopted a provision that prevents cities and counties from levying local franchise taxes on electric utilities. Progress Energy sought this protection in response to a flurry of local ordinances adopted when the state withheld utility franchise tax payments to local governments. The provision protects customers from paying two franchise taxes.

Cavanaugh Extends Term as Chairman and CEO

         In September, Progress Energy announced that William Cavanaugh would continue his term as chairman and CEO through February 1, 2005. Cavanaugh has served as president and CEO since 1996 and chairman since 1999. The company also announced that Robert B. McGehee has been named chief operating officer and will assume the title of president from Cavanaugh.

Progress Energy Recognized for Transparency and Disclosure

         Progress Energy was one of three companies - and the only one representing the energy sector - to be recognized by Standard & Poor's for providing investors with the most detailed and complete information regarding its finances, operations and corporate governance practices according to a new study issued in October.

LINE OF BUSINESS FINANCIAL INFORMATION

CP&L Electric

         CP&L electric energy operations contributed earnings of $179.3 million for the quarter compared with $165.8 million for the same period last year. This quarter's earnings were positively affected by warmer weather, increased revenues from customer growth and usage, lower depreciation expenses and a decrease in interest charges. These factors were partially offset by higher O&M expenses. Please see the table that follows for a breakdown of energy sales by customer class.

         CP&L electric operations include $11.3 million in earnings related primarily to wholesale energy marketing activities for the third quarter of 2002 compared with $11.7 million for the same period last year. These activities are managed on behalf of the utility by the Progress Ventures business unit, and the earnings are also included in the Progress Ventures business unit's earnings.

Florida Power

         Florida Power electric energy operations had earnings of $123.8 million ($110.4 million excluding the tax benefit reallocation) for the quarter compared with $114.1 million for the same period last year. Details on the tax benefit reallocation are included in the "Corporate" line of business section of this release. Other factors impacting quarter-over-quarter results were higher O&M expenses related to decreased pension credits, increased benefit costs and Florida Power's investments to improve service and reliability. These factors were partially offset by warmer weather and increased revenues from customer growth and usage. Please see the table that follows for a breakdown of energy sales by customer class.

         Florida Power electric operations include $3.3 million in earnings related primarily to wholesale energy marketing activities for the third quarter of 2002 compared with $6.7 million for the same period last year. These activities are managed on behalf of the utility by the Progress Ventures business unit, and the earnings are also included in the Progress Ventures business unit's earnings.

                  Electric Utility Kilowatt Hour Sales by Class

-----------------------------------------------------------------------------------------------
                  CP&L Sales                                 Florida Power Sales
   for the Quarter Ended September 30, 2002        for the Quarter Ended September 30, 2002
-----------------------------------------------------------------------------------------------
       Sales                     % Change from         Sales                      % Change from
(in billions of kWh)   Q3 2002      Q3 2001      (in billions of kWh)   Q3 2002       Q3 2001
-----------------------------------------------------------------------------------------------
Residential              4.5         11.7%       Residential               5.5        2.5%
-----------------------------------------------------------------------------------------------
Commercial               3.7          7.0%       Commercial                3.2        1.4%
-----------------------------------------------------------------------------------------------
Industrial               3.6          0.8%       Industrial                1.0        5.3%
-----------------------------------------------------------------------------------------------
Government               0.4          2.7%       Government                0.8        1.2%
-----------------------------------------------------------------------------------------------
Wholesale                4.5         20.3%       Wholesale                 1.0      (22.8)%
-----------------------------------------------------------------------------------------------
Unbilled                (0.2)          --        Unbilled                  0.2         --
-----------------------------------------------------------------------------------------------
Total                   16.5          9.8%       Total                    11.7        2.9%
-----------------------------------------------------------------------------------------------

NCNG

         NCNG reported a net loss of $5.3 million in the third quarter compared with a net loss of $3.2 million in the same period last year. This quarter's earnings were negatively impacted by a decrease in margins.

Progress Ventures

         The Progress Ventures business unit had net income of $87.6 million in the third quarter compared with $80.1 million for the same period last year. The difference was primarily due to sales from the new plants that became operational this summer. Total synthetic fuel sales were 3.0 million tons for the quarter and 9.4 million tons year-to-date compared with 4.1 million tons in third quarter 2001 and 10.3 million tons in the first nine months of 2001. The company anticipates total synthetic fuel production of approximately 12 million tons for the year.

         In September 2002, all of Progress Energy's majority-owned synthetic fuel entities were accepted into the Internal Revenue Service's (IRS) Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to accelerate voluntarily the IRS exam process in order to seek resolution of specific issues. Both the company and the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS exam process. While the ultimate outcome is uncertain, the company believes that participation in the PFA program will likely shorten the tax exam process. In the company's opinion, it is complying with all the necessary requirements to be allowed synthetic fuel tax credits and believes it is likely, although it cannot be certain, that it will prevail if challenged by the IRS on any credits taken.

Other Diversified

         Progress Rail reported revenues of $195.9 million and net income of $0.7 million for the quarter compared with revenues of $220.0 million and a net loss of $2.2 million in third quarter 2001. The earnings improvement was primarily due to a decrease in O&M expenses.

         Progress Telecom, including CaroNet's operations, recorded revenues of $14.7 million and net income of $1.7 million, excluding the writedown, for the quarter compared with revenues of $14.6 million and a net loss of $2.4 million for the same period last year.

         The company initiated a valuation study to assess the recoverability of Progress Telecom's and CaroNet's long-lived assets. Based on this assessment, the company recorded an after-tax writedown and one-time charge of $208.5 million of Progress Telecom's and CaroNet's assets in the third quarter. This writedown constitutes a significant reduction in the book value of these assets, and the ongoing operations are expected to have a negligible impact on Progress Energy's net income. Progress Telecom has successfully implemented sizeable cost reduction measures that are benefiting operational results. Further, Progress Telecom has achieved self-funding status in 2002, which it expects to sustain into the future.

         Progress Energy also wrote off the remaining amount of its investment in Interpath and recorded an after-tax writedown of $16.3 million in the third quarter.

Corporate

         Corporate results, which primarily include interest expense on holding company debt, posted an operating loss of $52.8 million for the quarter, compared with an operating loss of $54.9 million for the same period last year. Corporate results were positively impacted by the elimination of goodwill amortization, which was $23.1 million in third quarter 2001. Negatively impacting this quarter's results was a $10.8 million tax benefit reallocation from the holding company to the profitable subsidiary companies. Recent guidance in an SEC order states that Progress Energy, Inc.'s tax benefit not related to acquisition interest expense is to be allocated to the profitable subsidiary companies. This allocation has no impact on consolidated tax expense; however, it does decrease the tax expense on the profitable subsidiary results.

NON-OPERATING ADJUSTMENTS ASSOCIATED WITH SYNTHETIC FUELS

Intra-period Tax Allocation

         Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuation to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The estimated annual tax rate was affected by the telecommunications writedown in this quarter. The resulting tax adjustment increased earnings per share by $0.18 for the quarter and decreased earnings per share by $0.19 for the year. These adjustments will reverse over the balance of the year, resulting in no impact to the company's annual earnings.

Contingent Value Obligation (CVO) Mark-to-Market

         In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on production above certain levels of the four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The payments, if any, will be based on the net after-tax cash flows the facilities generate. The CVOs are debt instruments and are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.04 for the quarter and $0.10 for the year. Since the company does not have any control over the market price of the CVOs, it does not consider the mark-to-market adjustment a component of ongoing earnings.

                                     * * * *

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of factors that you should consider with respect to any forward looking statements made in this press release include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in our industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity and natural gas; fluctuations in the price of energy commodities; economic fluctuations and the corresponding impact on our commercial and industrial customers; seasonal fluctuations in demand for electricity and natural gas; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our business from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; our ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the continued depressed state of the telecommunications industry and our ability to realize future returns from our Progress Telecom and Caronet, Inc.; our ability to successfully integrate newly acquired businesses, including Westchester Gas Company, into our operations as quickly or as profitably as expected; our ability to successfully complete the sale of North Carolina Natural Gas and apply the proceeds therefrom to reduce outstanding indebtedness; our ability to manage the risks involved with the construction and operation of our wholesale plants, including construction delays, dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing and trading operations; the extent to which we are able to reduce our capital expenditures through the utilization of the natural gas expansion fund established by the North Carolina Utilities Commission; and unanticipated changes in operating expenses and capital expenditures. Most of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in the our SEC reports. We urge you to read closely these SEC reports, including, particularly, our Current Report on Form 8-K filed with the SEC on August 9, 2002. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.

                              PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION

STATEMENTS OF INCOME

                                                                  Three Months Ended                  Nine Months Ended
                                                                     September 30                       September 30
(In thousands except per share amounts)                        2002                 2001          2002               2001
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues
  Electric                                               $1,908,817           $1,879,934        $5,007,321         $5,077,928
  Natural gas                                                60,568               51,671           211,171            258,820
  Diversified businesses                                    383,141              398,942         1,060,613          1,217,532
-----------------------------------------------------------------------------------------------------------------------------
     Total Operating Revenues                             2,352,526            2,330,547         6,279,105          6,554,280

Operating Expenses
  Fuel used in electric generation                          459,293              446,309         1,205,731          1,194,453
  Purchased power                                           269,108              268,794           675,066            698,218
  Gas purchased for resale                                   47,505               36,282           150,277            203,060
  Other operation and maintenance                           324,880              290,651         1,011,096            890,148
  Depreciation and amortization                             211,088              268,475           642,979            849,395
  Taxes other than on income                                106,144              105,125           297,775            298,716
  Diversified businesses                                    737,243              461,393         1,536,229          1,372,840
-----------------------------------------------------------------------------------------------------------------------------
      Total Operating Expenses                            2,155,261            1,877,029         5,519,153          5,506,830
-----------------------------------------------------------------------------------------------------------------------------
Operating Income                                            197,265              453,518           759,952          1,047,450
-----------------------------------------------------------------------------------------------------------------------------
Other Income (Expense)
  Interest income                                             3,002                5,549            11,317             24,997
  Other, net                                                (13,394)              16,671            (8,505)             7,214
-----------------------------------------------------------------------------------------------------------------------------
      Total Other Income (Expense)                          (10,392)              22,220             2,812             32,211
-----------------------------------------------------------------------------------------------------------------------------
Income before Interest Charges and Income Taxes             186,873              475,738           762,764          1,079,661
-----------------------------------------------------------------------------------------------------------------------------
Interest Charges
  Net interest charges                                      149,431              170,044           498,475            530,259
  Allowance for borrowed funds used during construction      (3,721)              (4,206)          (11,064)            (9,559)
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Charges, Net                                 145,710              165,838           487,411            520,700
-----------------------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                   41,163              309,900           275,353            558,961
Income Taxes                                               (110,771)             (56,543)         (129,728)           (73,187)
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                               $  151,934           $  366,443        $  405,081         $  632,148
=============================================================================================================================
Average Common Shares Outstanding                           216,079              205,866           214,700            201,925
Basic Earnings per Common Share                          $     0.71           $     1.78        $     1.89         $     3.13
Diluted Earnings per Common Share                        $     0.70           $     1.77        $     1.88         $     3.12
Dividends Declared per Common Share                      $    0.545           $    0.530        $    1.635         $    1.590

-----------------------------------------------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's 2001 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

Progress Energy, Inc.
BALANCE SHEETS                                                                       September 30     December 31
(In thousands)                                                                           2002            2001
-------------------------------------------------------------------------------------------------------------------
                                     ASSETS
Utility Plant
  Electric utility plant in service                                                 $  19,764,622    $  19,176,021
  Gas utility plant in service                                                            540,693          491,903
  Accumulated depreciation                                                            (10,522,018)     (10,096,412)
-------------------------------------------------------------------------------------------------------------------
         Utility plant in service, net                                                  9,783,297        9,571,512
  Held for future use                                                                      15,027           15,380
  Construction work in progress                                                           806,922        1,065,154
  Nuclear fuel, net of amortization                                                       215,493          262,869
-------------------------------------------------------------------------------------------------------------------
       Total Utility Plant, Net                                                        10,820,739       10,914,915
-------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                                58,940           54,419
  Accounts receivable                                                                     794,659          723,807
  Unbilled accounts receivable                                                            231,393          199,593
  Taxes receivable                                                                              -           32,325
  Inventory                                                                               918,297          893,971
  Deferred fuel cost                                                                      183,942          146,652
  Prepayments                                                                              62,740           49,056
  Other current assets                                                                    190,358          224,409
-------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                           2,440,329        2,324,232
-------------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                                       403,168          448,631
  Nuclear decommissioning trust funds                                                     790,858          822,821
  Diversified business property, net                                                    1,768,477        1,073,046
  Miscellaneous other property and investments                                            515,613          464,589
  Goodwill, net                                                                         3,785,073        3,690,210
  Prepaid pension assets                                                                  503,357          489,600
  Restricted cash                                                                          73,821                -
  Other assets and deferred debits                                                        479,321          513,099
-------------------------------------------------------------------------------------------------------------------
         Total Deferred Debits and Other Assets                                         8,319,688        7,501,996
-------------------------------------------------------------------------------------------------------------------
         Total Assets                                                               $  21,580,756    $  20,741,143
===================================================================================================================
                         CAPITALIZATION AND LIABILITIES
Capitalization
  Common stock (without par value, authorized 500,000,000, issued and outstanding   $   4,278,913    $   4,107,493
               221,933,138 and 218,725,352 shares, respectively)
  Unearned ESOP common stock                                                             (101,560)        (114,385)
  Accumulated other comprehensive loss                                                    (39,102)         (32,180)
  Retained earnings                                                                     2,094,639        2,042,605
-------------------------------------------------------------------------------------------------------------------
         Total Common Stock Equity                                                      6,232,890        6,003,533
  Preferred stock of subsidiary - redemption not required                                  92,831           92,831
  Long-term debt, net                                                                   9,735,025        8,618,960
-------------------------------------------------------------------------------------------------------------------
         Total Capitalization                                                          16,060,746       14,715,324
-------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                       375,202          688,052
  Accounts payable                                                                        657,572          725,977
  Taxes accrued                                                                           123,645                -
  Interest accrued                                                                        153,903          212,387
  Dividends declared                                                                      120,001          117,857
  Short-term obligations                                                                1,060,267          942,314
  Customer deposits                                                                       159,920          154,343
  Other current liabilities                                                               391,470          419,398
-------------------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                      3,041,980        3,260,328
-------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                     1,157,446        1,434,506
  Accumulated deferred investment tax credits                                             211,446          226,382
  Regulatory liabilities                                                                  292,544          287,239
  Other liabilities and deferred credits                                                  816,594          817,364
-------------------------------------------------------------------------------------------------------------------
         Total Deferred Credits and Other Liabilities                                   2,478,030        2,765,491
-------------------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                                       $  21,580,756    $  20,741,143
===================================================================================================================

Progress Energy, Inc.
SUPPLEMENTAL DATA                                                Three Months Ended              Nine Months Ended
                                                                    September 30                    September 30
                                                                2002             2001            2002          2001
----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)
Electric
  Retail                                                     $ 1,602,600    $ 1,591,713    $ 4,176,454    $ 4,214,165
  Wholesale                                                      251,797        254,054        659,316        729,608
  Unbilled                                                         2,542         (7,493)        28,769        (54,272)
  Miscellaneous revenue                                           51,878         41,660        142,782        188,427
---------------------------------------------------------------------------------------------------------------------
            Total Electric                                     1,908,817      1,879,934      5,007,321      5,077,928
  Natural gas                                                     60,568         51,671        211,171        258,820
  Diversified businesses                                         383,141        398,942      1,060,613      1,217,532
---------------------------------------------------------------------------------------------------------------------
            Total Operating Revenues                         $ 2,352,526    $ 2,330,547    $ 6,279,105    $ 6,554,280
=====================================================================================================================
Energy Sales
 Electric (millions of kWh)
    Retail
      Residential                                                  9,988          9,385         25,810         25,310
      Commercial                                                   6,881          6,597         18,012         17,553
      Industrial                                                   4,552          4,473         12,776         13,068
      Other retail                                                 1,185          1,164          3,183          3,135
---------------------------------------------------------------------------------------------------------------------
          Total Retail                                            22,606         21,619         59,781         59,066
    Unbilled                                                          (3)          (350)           716           (893)
    Wholesale                                                      5,550          5,087         14,331         13,946
---------------------------------------------------------------------------------------------------------------------
            Total Electric                                        28,153         26,356         74,828         72,119
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
 Natural Gas (thousands of dt)                                    19,965         13,080         52,463         39,022
=====================================================================================================================
Energy Supply (millions of kWh)
  Generated - steam                                               14,529         13,451         37,628         37,242
              nuclear                                              7,720          7,553         22,640         21,503
              hydro                                                   51             83            297            200
              combustion turbines                                  3,121          2,461          6,868          5,270
  Purchased                                                        4,142          3,945         10,991         11,330
---------------------------------------------------------------------------------------------------------------------
            Total Energy Supply (Company Share)                   29,563         27,493         78,424         75,545
=====================================================================================================================
Detail of Income Taxes (in thousands)
    Income tax expense (credit) - current                    $   163,024    $    (4,197)   $   197,212    $    24,279
                                  deferred                      (269,087)       (47,082)      (312,020)       (78,987)
                                  investment tax                  (4,708)        (5,264)       (14,920)       (18,479)
---------------------------------------------------------------------------------------------------------------------
               Total Income Tax Expense                      $  (110,771)   $   (56,543)   $  (129,728)   $    (3,187)
=====================================================================================================================
FINANCIAL STATISTICS
Ratio of earnings to fixed charges                                                                1.10           1.74
Return on average common stock equity                                                             5.10%         11.98%
Book value per common share                                                                $     28.78    $     29.14
Capitalization ratios
    Common stock equity                                                                          35.62%         38.04%
    Preferred stock of subsidiary- redemption not required                                        0.53           0.57
    Total debt                                                                                   63.85          61.39
---------------------------------------------------------------------------------------------------------------------
            Total                                                                               100.00%        100.00%
=====================================================================================================================

                              Progress Energy, Inc.
                       Segment Earnings Variance Analysis
                      Third Quarter September 2002 vs 2001

                                                            Florida
                                                 CP&L        Power        Progress        Other
($ per share)                                  (Electric)  (Electric)     Ventures      Businesses     Corporate     Consolidated
                                               ----------  ----------     --------      ----------     ---------     ------------
Reported 2001 Earnings                              0.80        0.55          0.30           (0.03)         0.16             1.78
CVO Mark-to-Market - 2001                                                                                  (0.08) (A)       (0.08)
Intra-period tax levelization - 2001                                                                       (0.36) (B)       (0.36)
                                               ----------  ----------     --------      ----------     ---------     ------------
Ongoing 2001 Earnings                               0.80        0.55          0.30           (0.03)        (0.28)            1.34

Weather                                             0.06        0.03                                                         0.09
Florida Rate Reduction                                         (0.09)                                             (C)       (0.09)
Other Margin                                        0.02        0.03                                              (D)        0.05

Depreciation                                        0.04        0.06                                              (E)        0.10
Goodwill Amortization                                                                                       0.11  (E)        0.11

O&M                                                (0.04)      (0.06)                                             (F)       (0.10)

Interest Charges                                    0.04        0.01          0.03                                (G)        0.08

Diversified Businesses                                                        0.03                                           0.03

Other Income/Expense                               (0.04)       0.01                         (0.01)         0.04             0.00

Share Dilution                                     (0.04)      (0.03)        (0.02)                         0.01  (H)       (0.08)

Tax Reallocation                                   (0.01)       0.06                                       (0.05) (I)        0.00
                                               ----------  ----------     --------      ----------     ---------     ------------
Ongoing 2002 Earnings                               0.83        0.57          0.34           (0.04)        (0.17)            1.53

PTC Impairment                                                                               (1.04)               (J)       (1.04)
CVO Mark-to-Market - 2002                                                                                   0.04  (A)        0.04
Intra-period tax levelization - 2002                                                                        0.18  (B)        0.18
                                               ----------  ----------     --------      ----------     ---------     ------------
Reported 2002 Earnings                              0.83        0.57          0.34           (1.08)         0.05             0.71
                                               ----------  ----------     --------      ----------     ---------     ------------
Segment View:
                                               ----------  ----------     --------      ----------     ---------     ------------
Third Quarter 2002                                  0.77        0.56          0.41           (1.08)         0.05  (K)        0.71
                                               ----------  ----------     --------      ----------     ---------     ------------

                                               ----------  ----------     --------      ----------     ---------     ------------
Third Quarter 2001                                  0.74        0.52          0.39           (0.03)         0.16             1.78
                                               ----------  ----------     --------      ----------     ---------     ------------

Other includes NCNG, SRS, Progress Telecom, and Progress Rail. Progress Rail's
  EPS contribution is immaterial and, therefore, is not separately disclosed.

Corporate includes eliminations, holding company interest expense, goodwill (in
  2001), CVO mark-to-market, intra-period tax allocations, and purchase accounting transactions.

(A) Impact of change in market value of outstanding CVO's.
(B) Intra-period income tax leveling impact, related to cyclical nature of energy demand/earnings.
(C) Florida rate reduction: 9.2% reduction effective 5-1-02.
(D) CP&L - favorable retail growth/volume/pricing $0.05, unfavorable fuel/purchased power $0.02. FPC: favorable retail growth $0.03.
(E) CP&L - Lower nuclear accelerated depreciation, FPC - rate case impact, Corporate - goodwill
(F) CP&L: Increased salary and benefit costs, pre-staging costs for planned nuclear refueling outage. FPC: Lower pension credits, increased system and reliability enhancements and employee benefits.
(G) Lower interest rates.
(H) Primarily impact of issuance in August 2001 (12.7M shares) and purchase of Westchester Gas in April 2002 (2.5M shares).
(I) Moving impact of tax favorability from Holding Company to business segments.
(J) PTC impairment and one time charges.
(K) Trading and marketing activities in CP&L ($0.06) and Florida Power ($0.01) that are managed by Progress Ventures

                              Progress Energy, Inc.
                       Segment Earnings Variance Analysis
                       Year-to-Date September 2002 vs 2001

                                                            Florida
                                                CP&L         Power       Progress        Other
($ per share)                                 (Electric)   (Electric)    Ventures      Businesses     Corporate       Consolidated
                                              ----------   ----------    --------      ----------     ---------       ------------
Reported 2001 Earnings                             1.82         1.34         0.79           (0.08)        (0.74)              3.13
CVO Mark-to-Market - 2001                                                                                 (0.04)  (A)        (0.04)
Intra-period tax levelization - 2001                                                                      (0.13)  (B)        (0.13)
                                              ----------   ----------    --------      ----------     ---------       ------------
Ongoing 2001 Earnings                              1.82         1.34         0.79           (0.08)        (0.91)              2.96

Weather                                            0.06         0.06                                                          0.12
Florida Rate Reduction                                         (0.15)                                             (C)        (0.15)
Other Margin                                       0.08         0.07                                              (D)         0.15

Depreciation                                       0.05         0.18                                              (E)         0.23
Goodwill Amortization                                                                                      0.33   (E)         0.33

O&M                                               (0.15)       (0.20)                                     (0.01)  (F)        (0.36)

Interest Charges                                   0.08         0.01         0.02                          0.01   (G)         0.12

Diversified Businesses                                                       0.01                         (0.01)             (0.00)

Other Income/Expense                              (0.10)                                    (0.02)         0.03   (H)        (0.09)

Share Dilution                                    (0.11)       (0.07)       (0.05)                         0.04   (I)        (0.19)

Tax Reallocation                                   0.12         0.06                         0.01         (0.19)  (J)         0.00
                                              ----------   ----------    --------      ----------     ---------       ------------
Ongoing 2002 Earnings                              1.85         1.30         0.77           (0.09)        (0.71)              3.12

Florida Retroactive Rate Refund                                (0.10)                                             (K)        (0.10)
CVO Mark-to-Market - 2002                                                                                  0.10   (A)         0.10
PTC Impairment                                                                              (1.04)                (L)        (1.04)
Intra-period tax levelization - 2002                                                                      (0.19)  (B)        (0.19)
                                              ----------   ----------    --------      ----------     ---------       ------------
Reported 2002 Earnings                             1.85         1.20         0.77           (1.13)        (0.80)              1.89
                                              ----------   ----------    --------      ----------     ---------       ------------
Segment View:
                                              ----------   ----------    --------      ----------     ---------       ------------
First Nine Months 2002                             1.65         1.16         1.01           (1.13)        (0.80)  (M)         1.89
                                              ----------   ----------    --------      ----------     ---------       ------------

                                              ----------   ----------    --------      ----------     ---------       ------------
First Nine Months 2001                             1.62         1.25         1.08           (0.08)        (0.74)              3.13
                                              ----------   ----------    --------      ----------     ---------       ------------

Other includes NCNG, SRS, Progress Telecom, and Progress Rail. Progress Rail's
 EPS contribution is immaterial and, therefore, is not separately disclosed.

Corporate includes eliminations, holding company interest expense, goodwill (in
 2001), CVO mark-to-market, intra-period tax allocations, and purchase accounting transactions.

(A) Impact of change in market value of outstanding CVO's.
(B) Intra-period income tax leveling impact, related to cyclical nature of energy demand/earnings.
(C) Florida rate reduction: 9.2% reduction effective 5-1-02.
(D) CP&L - favorable retail growth/usage/pricing $0.12, unfavorable wholesale ($0.03) and industrial ($0.04), fuel/other $0.03. FPC: favorable retail growth $0.07, unfavorable wholesale ($0.03), fuel/purchased power/other $0.03.
(E) CP&L - Lower nuclear accelerated depreciation, FPC - rate case impact, Corporate - goodwill
(F) CP&L: Increased salary and benefit costs, boiler replacement costs, pre-staging costs for planned nuclear refueling outage. FPC: Lower pension credits, system reliability and enhancements, increased employee benefits.
(G) Lower interest rates.
(H) CP&L - Lower AFUDC credits in 2002, lower interest income, and other nonoperating charges.
(I) Primarily impact of issuance in August 2001 (12.7M shares) and purchase of Westchester Gas in April 2002 (2.5M shares).
(J) Moving impact of tax favorability from Holding Company to business segments.
(K) Impact of $35M retroactive rate refund related to rate case settlement.
(L) PTC impairment and one time charges.
(M) Trading and marketing activities in CP&L ($0.20) and Florida Power ($0.04) that are managed by Progress Ventures.